UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2023

Eterna Therapeutics Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-11460	31-1103425
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1035 Cambridge Street, Suite 18A
Cambridge, MA	02141
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 582-1199

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.005 per share	ERNA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934:
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Principal Financial Officer

On May 4, 2023, the Board of Directors of Eterna Therapeutics Inc., a Delaware corporation (the “Company”), appointed Sandra Gurrola, the Company’s current Vice President, Finance (and principal accounting officer), as the Company’s principal financial officer, which appointment became effective on May 5, 2023.

Ms. Gurrola has served as the Company’s Vice President of Finance since June 2021. Prior to that, she served as the Senior Vice President of eGames.com Holdings, LLC from March 2021 to June 2021 and as a consultant to us. Ms. Gurrola served as Senior Vice President of Finance to NTN Buzztime, Inc. from September 2019 to March 2021 and its Vice President of Finance from 2014 until 2019. From 2009 to 2014, Ms. Gurrola served NTN Buzztime, Inc. in various leadership accounting roles, including Controller, Director of Accounting, and Director of Financial Reporting and Compliance. Previously, she was a senior manager of financial reporting for Metabasis Therapeutics, Inc., a biotechnology company. Ms. Gurrola received a B.A. in English from San Diego State University.

Since the beginning of the Company’s last fiscal year, the Company has not engaged in any transactions, and there are no proposed transactions, or series of similar transactions, in which Ms. Gurrola was or is to be a participant and in which Ms. Gurrola had a direct or indirect material interest in which the amount involved exceeds or exceeded $120,000, other than with respect to Ms. Gurrola’s compensation arrangements, all of which the Company has previously reported.

Separation of Andrew Jackson

On May 2, 2023, the Company entered into a Separation Agreement and General Release (the “Separation Agreement”) with Mr. Andrew Jackson, the Company’s Chief Financial Officer, pursuant to which Mr. Jackson resigned from his position as Chief Financial Officer (principal financial officer) and as an officer, director, manager or employee of the Company’s subsidiaries. Mr. Jackson’s resignation became effective on May 4, 2023 (the “Separation Date”).  In consideration for Mr. Jackson’s execution of the Separation Agreement and non-revocation of a waiver and release of claims relating thereto, Mr. Jackson will be entitled to the following benefits under the Separation Agreement:

•
payment of Mr. Jackson’s annual base salary for a period of six (6) months after the expiration of the applicable revocation period (the “Separation Period”), for a total gross amount equal to $207,500; and

•	payment of Mr. Jackson’s premiums for continued health benefits provided under COBRA for the Separation Period.

Pursuant to the Separation Agreement, all 33,239 unvested options granted to Mr. Jackson were immediately forfeited as of the Separation Date. Under the Separation Agreement, Mr. Jackson has agreed to cooperate with and assist the Company regarding certain matters and transitioning his employment duties and responsibilities. Subject to certain exceptions and limitations, the Separation Agreement includes a general release of claims by Mr. Jackson in favor of the Company and certain related persons and parties, and customary confidentiality and mutual non-disparagement provisions. The Separation Agreement also includes certain other customary representations, warranties and covenants of Mr. Jackson, and provides for reimbursement of certain expenses incurred by Mr. Jackson. The Separation Agreement supersedes all other agreements or arrangements between Mr. Jackson and the Company regarding the subject matter of the agreement, including those with respect to severance payments and benefits.

The foregoing description of the Separation Agreement is only a summary and is qualified in its entirety by reference to the full text of such agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference in this Item 5.02.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description
10.1**	Separation Agreement and General Release, dated May 2, 2023, by and between Eterna Therapeutics Inc. and Andrew Jackson.

104	Cover Page Interactive Data File (embedded within the XBRL document)

**	Management contract or compensation plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Eterna Therapeutics Inc.

Dated: May 5, 2023	By:	/s/ Matthew Angel
Chief Executive Officer and President